Exhibit 99.1

FOR IMMEDIATE RELEASE	AUGUST 15, 2005

VALSPAR ANNOUNCES THIRD QUARTER RESULTS,
PLANS TO RATIONALIZE MANUFACTURING CAPACITY

MINNEAPOLIS, MINNESOTA – The Valspar Corporation (NYSE–VAL), a leading paint and coatings manufacturer, today reported net income for the third quarter ended July 29, 2005 of $45,713,000 or $0.88 per diluted share versus net income of $44,913,000 or $0.85 per diluted share for the comparable period last year.  This year’s third quarter results include after tax charges of $2.0 million or $0.04 per share associated with the planned closure of 7 manufacturing facilities.  Last year’s results for the comparable period include an after tax charge of $1.2 million or $0.02 per share for the closure of one manufacturing facility.  Sales for the quarter increased 10.7% to $725,477,000 compared to $655,598,000 last year.

Net income for the first nine months of fiscal 2005 was $96,652,000 or $1.85 per diluted share, compared with $102,389,000 or $1.94 per diluted share for the same period a year ago.  Sales for the first nine months increased 10.7% to $1,988,563,000 compared to $1,795,576,000 during the comparable period a year ago.

Commenting on third quarter results and the outlook for the year, William L. Mansfield, President and Chief Executive Officer, said, “While the reduction of retail inventory levels and continued raw material cost pressures constrained the performance of our Paints segment, our Coatings segment made significant progress in restoring operating margins due to continued sales strength, pricing actions and tight expense control.  We expect that raw material costs will remain a challenge for the balance of the year.  Nevertheless, we anticipate continued improvement in our year-over-year results in the fourth quarter.”

“The third quarter charge associated with closing 7 facilities is the first phase of a broad-based strategy to reduce our manufacturing capacity and enable us to better utilize our remaining plants.  Our plans call for reducing our manufacturing capacity worldwide by approximately 10% in order to focus our capital investments on our best facilities, increase efficiency and improve our ability to service and support our customers.  This manufacturing rationalization is expected to be completed by the end of 2006.  We expect the costs of this initiative will include additional net charges to earnings of $0.20 to $0.25 per share in 2006, generating annual savings of $0.20 to $0.25 per share starting in 2007.  We’re continuing to finalize the details of our plan and will provide periodic updates on our progress.  We are confident this initiative will strengthen Valspar’s financial performance and position us for significant growth.”

Note: Valspar will host a conference call on Monday, August 15th at 10:00 AM CDT. The call can be heard live over the Internet at Valspar’s website at http://www.valspar.com under Investor Relations. Those unable to participate during the live broadcast can access an archive of the call on the Valspar website. A taped replay of the call can also be accessed by dialing 1-800-475-6701 in the U.S. or 320-365-3844 outside the U.S. beginning at 1:30 PM, using access code 792084.

For further information, contact Lori A. Walker, Vice President, Controller and Treasurer at Valspar / 612-375-7350.

This press release contains certain “forward-looking” statements. These forward-looking statements are based on management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, dependence of internal earnings growth on economic conditions and growth in the domestic and international coatings industry; risks related to any future acquisitions, including risks of adverse changes in the results of acquired businesses and the assumption of unforeseen liabilities; risks of disruptions in business resulting from the integration process and higher interest costs resulting from further borrowing for any such acquisitions; our reliance on the efforts of vendors, government agencies, utilities and other third parties to achieve adequate compliance and avoid disruption of our business; risks of disruptions in business resulting from the Company’s relationships with customers and suppliers; unusual weather conditions adversely affecting sales; changes in raw materials pricing and availability; delays in passing along cost increases to customers; changes in governmental regulation, including more stringent environmental, health and safety regulations; the nature, cost and outcome of pending and future litigation and other legal proceedings; the outbreak of war and other significant national and international events; and other risks and uncertainties. The foregoing list is not exhaustive, and the Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.

THE VALSPAR CORPORATION
COMPARATIVE CONSOLIDATED EARNINGS
For the Quarters Ended July 29, 2005 and July 30, 2004

	Third Quarter		Year-To-Date

(Dollars in thousands, except per share amounts)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

	2005	2004	2005	2004

Net Sales	$725,477	$655,598	$1,988,563	$1,795,576
Cost of Sales	505,889	446,925	1,408,036	1,224,584
Operating Expenses	134,170	123,969	396,023	372,181

Income From Operations	85,418	84,704	184,504	198,811
Interest Expense	11,535	10,264	32,995	31,244
Other Expense, Net	2,070	1,999	1,714	2,424

Income Before Income Taxes	71,813	72,441	149,795	165,143
Income Taxes	26,100	27,528	53,143	62,754

Net Income	$45,713	$44,913	$96,652	$102,389

Net Income per Common Share-basic	$0.90	$0.87	$1.89	$2.00
Net Income per Common Share-diluted	$0.88	$0.85	$1.85	$1.94

Average Number of Shares O/S-basic	50,878,401	51,329,237	51,121,280	51,145,705
Average Number of Shares O/S-diluted	52,026,152	52,697,725	52,307,694	52,723,204

THE VALSPAR CORPORATION
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	July 29, 2005	October 29, 2004	July 30, 2004

Assets	(Unaudited)		(Unaudited)
Current Assets:
Cash and Cash Equivalents	$53,392	$54,143	$49,105
Accounts Receivable, Net	472,549	411,635	436,198
Inventories	251,191	210,554	213,047
Other	119,179	125,983	117,659

Total Current Assets	896,311	802,315	816,009
Goodwill, Net	1,058,697	996,562	1,002,520
Other Assets, Net	421,303	406,950	402,202
Property, Plant & Equipment, Net	427,817	428,431	415,126

Total Assets	$2,804,128	$2,634,258	$2,635,857

Liabilities and Stockholders’ Equity
Current Liabilities:
Notes Payable to Banks	$236,667	$168,208	$161,243
Trade Accounts Payable	250,348	234,446	233,512
Income Taxes	68,470	45,254	62,311
Accrued Liabilities	234,938	270,303	235,390

Total Current Liabilities	790,423	718,211	692,456
Long Term Debt	615,367	549,073	607,435
Deferred Liabilities	367,860	366,611	358,750
Stockholders’ Equity	1,030,478	1,000,363	977,216

Total Liabilities and Stockholders’ Equity	$2,804,128	$2,634,258	$2,635,857